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EXHIBIT 11.1

Computation of Earnings Per Share

        For the following periods the registrant had no securities that were dilutive for the calculation of earnings per share.

Summary from unaudited financial statements	Basic and diluted loss per common share	Weighted average number of basic and diluted common stock shares outstanding
Three months ended 6/30/2002	$(0.00)	546,482,733
Three months ended 6/30/2001	$(0.00)	532,456,917
Nine months ended 6/30/2002	$(0.01)	539,472,543
Nine months ended 6/30/2001	$(0.01)	510,636,404

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  EXHIBIT 11.1